Exhibit 99.1

ContraFect Reports Fourth Quarter 2022 and Full Year 2022

Financial Results and Provides Business Update

YONKERS, New York – March 31, 2023 — ContraFect Corporation (Nasdaq: CFRX), a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs), including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, today announces business updates and financial results for the fourth quarter and full year ended December 31, 2022.

“With the important support from our recent financings, we remain on track to both begin dosing patients in our Phase 1b/2 clinical study of intra-articular exebacase for the treatment of chronic prosthetic joint infections of the knee, and to file an IND for our second program, CF-370, for the treatment of Gram-negative infections, including resistant Pseudomonas, Acinetobacter and Klebsiella species,” said Roger J. Pomerantz, M.D., ContraFect’s President, Chief Executive Officer, and Chairman. “We are excited to get in the clinic with both of our lead programs, as we continue to execute on our mission to develop new therapies with the potential to significantly improve clinical outcomes for patients suffering from deadly and debilitating resistant bacterial infections.”

Fourth Quarter 2022 Highlights and Recent Developments

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In January 2023, the Company received ethics approval for the clinical study of intra-articularly administered exebacase in patients with chronic prosthetic joint infection (PJI) of the knee due to Staphylococcus aureus (S. aureus) or Coagulase-Negative Staphylococci (CoNS) from the Hôspices Civils de Lyon in Lyon, France, the clinical site where the study is being conducted. This approval followed the authorization of the Company’s Clinical Trial Application from ANSM, the French National Agency for the Safety of Medicines and Health Products in November 2022. This is a valuable opportunity for exebacase to demonstrate its potential to change standard of care and recapitulate the positive and durable clinical results we have observed in the compassionate use setting.

The Phase 1b/2 study of exebacase is a randomized, double-blind, placebo-controlled clinical study conducted in France to assess the safety, pharmacokinetics (PK), and efficacy of intra-articularly administered exebacase in patients with chronic PJI of the knee due to S. aureus or CoNS. The study will be conducted in two parts. Part I will assess efficacy at an early, six-week timepoint in addition to safety and PK. Part II will be a long-term clinical safety and efficacy follow-up for a period of up to two years. Patients entering the study will be randomized 3:1 to either exebacase or placebo, with patients receiving study drug in the setting of a of a minimally-invasive arthroscopic debridement, antibiotics, irrigation, and retention (DAIR) Procedure.

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In December 2022, the Company closed on a $7.0 million registered direct offering and concurrent private placement of warrants to purchase common stock. In March 2023, the Company closed on another $10.0 million registered direct offering and concurrent private placement of warrants to purchase common stock, bringing the total estimated net proceeds of both capital raises to $15.3 million.

Fourth Quarter 2022 and Full Year 2022 Financial Results

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Research and development (R&D) expenses were $4.4 million for the fourth quarter of 2022 compared to $11.0 million in the comparable period in 2021. This decrease was primarily attributable to significantly reduced expenditures on the chemistry, manufacturing and controls (CMC) activities for exebacase, the contract research organizations (CROs) to support the continued closure of the Phase 3 DISRUPT study of exebacase and headcount and related personnel costs after the restructuring of the Company’s workforce in the third quarter of 2022.

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R&D expenses were $44.7 million for the year ended December 31, 2022, compared to $35.5 million for the year ended December 31, 2021. This increase was primarily attributable to the increase in spending on clinical activities related to the Phase 3 DISRUPT study of exebacase and on manufacturing costs for both exebacase and CF-370. These costs decreased significantly after we stopped enrollment in the Phase 3 DISRUPT study and implemented our restructuring plan.

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General and administrative (G&A) expenses were $2.3 million for the fourth quarter of 2022 compared to $3.0 million in the comparable period in 2021. This decrease was primarily attributable to decreases in headcount and related personnel costs after the restructuring of the Company’s workforce in the third quarter of 2022, legal expenses and professional fees.

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G&A expenses were $12.2 million for the year ended December 31, 2022, compared with $11.8 million for the year ended December 31, 2021. This increase was primarily attributable to an increase in legal expenses.

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Net loss was $9.8 million, or a loss of $16.14 per share, for the fourth quarter of 2022 compared to net loss of $4.4 million, or a loss of $8.95 per share, for the comparable period in 2021. The net loss in the current period includes $4.8 million, or $7.90 per share, of non-cash charges related to the value of the warrants issued in the Company’s December 2022 offering of securities and the allocation of the offering costs from the offering to the warrants. These charges were partially offset by a $1.7 million, or $2.72 per share, non-cash gain from the change in the fair value of the Company’s warrant liabilities. In the prior year period, the net loss included a $9.7 million, or $19.66 per share, non-cash gain from the change in the fair value of the Company’s warrant liabilities.

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Net loss was $65.2 million, or a loss of $124.97 per share, for the year ended December 31, 2022 compared to net loss of $20.3 million, or a loss of $44.12 per share, for the year ended December 31, 2021. The net loss for the current year period includes $4.8 million, or $9.23 per share, of non-cash charges related to the value of the warrants issued in the Company’s December 2022 offering of securities and the allocation of the offering costs from the offering to the warrants. These charges were partially offset by a $4.2 million, or $8.03 per share, non-cash gain from the change in the fair value of the Company’s warrant liabilities. In the prior year period, the net loss included an $26.9 million, or $58.46 per share, non-cash gain from the change in the fair value of the Company’s warrant liabilities.

•	As of December 31, 2022, ContraFect had cash, cash equivalents and marketable securities of $13.7 million.

About ContraFect:

ContraFect is a biotechnology company focused on the discovery and development of DLAs, including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of DLAs, which include lysins and amurin peptides. Lysins are a new class of DLAs which are recombinantly produced antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. Amurin peptides are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, including P. aeruginosa, Acinetobacter baumannii, and Enterobacter species. We believe that the properties of our lysins and amurin peptides will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. We have completed a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis, with our lead lysin candidate, exebacase, which is the first lysin to enter clinical studies in the U.S. Exebacase was granted Breakthrough Therapy designation by the FDA for the treatment of MRSA bloodstream infections, including right-sided endocarditis, when used in addition to SOC anti-staphylococcal antibiotics.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Activities related to exebacase during the period of performance under the contract will be funded in part with federal funds from HHS; ASPR; BARDA, under contract number 75A501212C00021.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding the timing of patient dosing in the Phase 1b/2 study and the filing of the CF-370 IND, statements made by Dr. Pomerantz, whether the company can continue to execute on its mission to develop new therapies with the potential to significantly improve clinical outcomes for patients suffering from deadly and debilitating resistant bacterial infections, ContraFect’s ability to discover and develop DLAs as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, whether exebacase will demonstrate its potential to change standard of care and recapitulate the positive and durable clinical compassionate use results, the Company’s financial results, financial position, balance sheets and statements of operations, whether ContraFect will address life-threatening infections using therapeutic candidates from its DLA platform, whether lysins are a new class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, whether amurins are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, and whether the properties of ContraFect’s lysins and amurins will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including, without limitation, that ContraFect has and expects to continue to incur significant losses, ContraFect’s need for additional funding, which may not be available, the occurrence of any adverse events related to the discovery, development and commercialization of ContraFect’s product candidates such as unfavorable clinical trial results, insufficient supplies of drug products, the lack of regulatory approval, or the unsuccessful attainment or maintenance of patent protection, changes in management may negatively affect ContraFect’s business, and other important risks detailed under the caption “Risk Factors” in ContraFect’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

(in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$8,907	$16,654
Marketable securities	4,775	37,631
Prepaid expenses	1,382	4,439
Other current assets	2,642	4,140

Total current assets	17,706	62,864
Property and equipment, net	627	741
Operating lease right-of-use assets	2,241	2,544
Other assets	105	613

Total assets	$20,679	$66,762

Liabilities and stockholders’ (deficit) equity
Current liabilities	$20,840	$12,174
Warrant liabilities	9,299	2,530
Long-term portion of lease liabilities	2,210	2,609
Other liabilities	182	73

Total liabilities	32,531	17,386
Total stockholders’ (deficit) equity	(11,852)	49,376

Total liabilities and stockholders’ (deficit) equity	$20,679	$66,762

CONTRAFECT CORPORATION

Statements of Operations

(in thousands, except share and per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$4,438	$11,048	$44,738	$35,508
General and administrative	2,265	3,033	12,151	11,757
Restructuring	—	—	7,719	—

Total operating expenses	6,703	14,081	64,608	47,265

Loss from operations	(6,703)	(14,081)	(64,608)	(47,265)
Other (expense) income:
Interest income	17	18	81	109
Other expense	(4,813)	—	(4,813)	—
Change in fair value of warrant liabilities	1,660	9,664	4,187	26,874

Total other (expense) income, net	(3,136)	9,682	(545)	26,983

Net loss	$(9,839)	$(4,399)	$(65,153)	$(20,282)

Per share information:
Net loss per share of common stock, basic and diluted	$ (16.14)	$ (8.95)	$(124.97)	$(44.12)

Basic and diluted weighted average shares outstanding	609,590	491,626	521,359	459,699

In this release, management has presented its financial position as of December 31, 2022 and its operating results for the three months and years ended December 31, 2022 and 2021 in accordance with U.S. Generally Accepted Accounting Principles (GAAP). All share and per share amounts have been adjusted for all periods presented to reflect a one-for-eighty reverse stock split effected on February 14, 2023. The Company’s financial position as of December 31, 2021 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2022. You should refer to the Company’s Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contacts:

Michael Messinger

ContraFect Corporation

Email: mmessinger@contrafect.com